Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	April 3, 2018
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Announces Reductions in Fees; Increase to Dividend Yield

Chicago (April 3, 2018) - JLL Income Property Trust, an institutionally managed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the reduction of fees on two of its publicly available share classes. Dealer manager fees on its Class A shares were reduced by 19 percent - from 1.05 percent to 0.85 percent of Net Asset Value. Dealer manager fees on its Class M-I shares were eliminated completely - from 0.05 percent to zero percent of Net Asset Value. As dealer manager fees are deducted quarterly from dividends paid to stockholders, these reductions in share class specific expenses effectively result in a comparable 5.9 percent increase in any future dividends paid to Class A stockholders and a 1.1 percent increase for Class M-I stockholders.

“We have been a market leader in providing an institutional-quality real estate solution at an institutional level of pricing since we launched JLL Income Property Trust in 2012,” commented Allan Swaringen, President & CEO of JLL Income Property Trust. “We are pleased to once again put stockholders’ returns first.”

These share class specific expense reductions are effective as of April 1, 2018, and would first be reflected in JLL Income Property Trust’s second quarter 2018 dividend declaration, subject to board approval, payable in August of 2018.

In other corporate filings, JLL Income Property Trust also amended certain organizational documents allowing it to adopt an “umbrella partnership” or UPREIT structure also effective as of April 1, 2018. The UPREIT structure is commonly used to facilitate tax-free contributions of properties in exchange for partnership interests which may allow sellers to defer taxation of gains.

“The Tax Cuts and Jobs Act of 2017 preserved the real estate industry’s longstanding practice of using Section 1031 like-kind exchanges to mitigate the negative tax consequences of selling and reinvesting in income producing commercial real estate,” commented Swaringen. “With tax reform having resolved the uncertainty of using these like-kind exchanges, we felt it timely to be sure JLL Income Property Trust’s structure enabled us to provide these potential benefits to our stockholders in terms of both new sources of deal flow and potential investors.”

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.